Filed Pursuant to 424(b)(3)
                                                 Registration No. 333-14513



                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.

          Second Supplement to Prospectus dated November 13, 1996
                ___________________________________________

     As originally provided in the Prospectus, the Company issued to Search Group Capital, Inc. ("Search"), three warrants dated September 16, 1996. The first warrant was to purchase up to 75,000 shares of Common Stock at a purchase price of $1.06 per share ("Search Warrant One"). The second warrant was to purchase up to 50,000 shares of Common Stock at a purchase price of $1.50 per share ("Search Warrant Two"). The third warrant was to purchase up to 50,000 shares of Common Stock at a purchase price of $1.06 per share ("Search Warrant Three"). Search Warrant One, Search Warrant Two and Search Warrant Three (collectively, the "Search Warrants") were issued as partial payment for consulting services rendered by Search to the Company and the 175,000 shares of Common Stock to be issued upon the exercise of the Search Warrants are covered by the Prospectus, described under "Summary of Securities Being Offered" in the Prospectus and are referred to in other portions of the Prospectus.

     Effective July 24, 1997, Search assigned all of the Search Warrants by assigning various portions of such to various persons (the "Search Warrant Assignees"). The Search Warrant One was assigned in its entirety to R. Keith Fetter. The Search Warrant Two was assigned to enable Sedef Dion, Jane M. Lamas and R. Keith Fetter to purchase 6,000, 10,000, and 34,000 shares thereunder, respectively. The Search Warrant Three was assigned to enable Sedef Dion and Jane M. Lamas to purchase 30,000 and 20,000 shares thereunder, respectively.

     As originally provided in the Prospectus, the Company issued to JW Charles Financial Services, Inc., ("Charles") a warrant dated September 16, 1996, ("Charles Warrant") to purchase up to 450,000 shares of Common Stock at the purchase price of $1.50 per share, as partial payment for investment banking services rendered to the Company in connection with a private placement, which 450,000 shares of Common Stock to be issued upon the exercise of the Charles Warrant are covered by the Prospectus, described under "Summary of Securities Being Offered" in the Prospectus and are referred to in other portions of the Prospectus. As described in the Supplement to the Prospectus dated November 13, 1996, dated June 27, 1997, Charles assigned all of the Charles Warrant by assigning, effective June 13, 1997, various portions of such to JW Charles Securities, Inc. (a wholly-owned subsidiary of Charles) and to Paul T. Mannion ("Mannion"), H. David Cowherd, and Max Morgulis ("Morgulis"). Effective August 5, 1997, Mannion assigned his entire portion of the Charles Warrant, in the amount of 155,000 shares, to Dionysus Limited ("Dionysus"), an Isle of Man
corporation.   Effective August 21, 1997, Morgulis transferred his
entire portion of the Charles Warrant, in the amount of 27,500 shares to Nelya Kizner ("Kizner").

     In conjunction with the above, the table below supplements and amends, in part, the Selling Security Holders table set forth at page 21 of the Prospectus by (i) adding as a Selling Shareholder each Search Warrant Assignee who was not previously listed as a Selling Stockholder, (ii) adjusting the offering information applicable to Search, to account for the assignment by Search of the Search Warrant, (iii) adding Dionysus as a Selling Shareholder,
(iv) adjusting the offering information applicable to Mannion to account for his assignment of his portion of the Charles Warrant,
(v) adding Kizner as a Selling Shareholder, (vi) adjusting the offering information applicable to Morgulis to account for his assignment of his portion of the Charles Warrant. The number of shares of Common Stock covered by the Prospectus remains unchanged. Except with respect to each Selling Stockholder listed below, and except as supplemented and amended by the First Supplement to the Prospectus dated November 13, 1996, dated June 27, 1997, the Selling Security Holders table set forth at page 21 of the Prospectus remains unchanged.

                                                 Common     Percentage of
                                                 Stock      Common Stock
                      Common                 Beneficially   Beneficially
                       Stock                     Owned         Owned
                    Beneficially    Common       After         After
                       Owned        Stock     Completion     Completion
 Selling              Prior to      Being         of             of
Stockholder           Offering     Offered      Offering      Offering
________________     ___________  __________   ___________  ____________
Dion, Sedef                   0      36,000            0          0
Dionysus Limited        105,000     155,000      105,000          *
Fetter, Keith R.         11,000     109,000       11,000          *
Kizner, Nelya                 0      27,500            0          0
Lamas, Jane M.            8,800      30,000        8,800          *
Mannion, Paul T.              0           0            0          0
Search Group
  Capital, Inc.         175,000           0            0          0

_______________________

*   indicates less than 1%.

September 26, 1997.





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